EXHIBIT 10.3.6
EMPLOYERS MUTUAL CASUALTY COMPANY
SENIOR EXECUTIVE LONG TERM INCENTIVE PLAN
The Senior Executive Long Term Incentive Plan (LTIP) is a bonus program based on long term Company results that incorporate the criteria and results of the Senior Executive Compensation Bonus Program on a rolling three year basis for calculation purposes.

Purpose:

1. To provide a motivational tool in the form of compensation to help executives focus on long term results for specific corporate goals and objectives.

2. To maintain a competitive advantage in terms of recruitment and retention of senior executives.

3. To provide a mechanism that encourages adequate notice to the Company from senior executives regarding their retirement plans.

4. To reward superior, long term results.

Eligibility:

All members of the Policy Committee (with the exception of the President of EMC National Life Company) will be eligible for the LTIP if they have been eligible for the Senior Executive Compensation Bonus Program for at least three years. All vice presidents of Employers Mutual Casualty Company, not covered by a separate program, will be eligible for the LTIP if they have been eligible for the Senior Executive Compensation Bonus Program for the past three years. In addition, retiring senior executives will be eligible during the year of their retirement and the next two years should bonuses be paid. Each LTIP bonus will be calculated according to the terms and conditions of the Program and using each executive’s final status as an officer and his or her base salary for the most recent year.

General LTIP Bonus Calculation

The LTIP uses the results of the latest three years Senior Executive Compensation Bonus Program calculations, except that no minimums or maximums are applied for the annual calculations. The results from three years of the Bonus Program are averaged and multiplied by an adjustment factor determined by the EMCC Executive Compensation and Stock Option Committee.

Example: (Year 1) 25% + (Year 2) 35% + (Year 3) 30% = 30% X .50 (adjustment factor) = 15% X Base Salary                  3

Plan Administration

1.	An executive must be in the position of vice president or above a minimum of three years before he/she is eligible for a LTIP bonus payment.

2.	An executive terminating employment prior to the end of a year is not eligible for any future LTIP payments reflecting that year’s results.

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3.	Executives retiring, deceased or disabled will continue eligibility based on a calculation using subsequent year results and based on their final status as an officer according to the following:

A.	1st payment X 3/3 after last full year of employment (Y1)

B.	2nd payment X 2/3 after year Y1 + 1

C.	3rd payment X 1/3 after year Y1 + 2

4.	For those retired, deceased or disabled, the LTIP percentage will be applied to the final full year of base salary.

5.	If retirement notification is provided 360 days or more in advance, the final two payments will be multiplied by a factor of 1.50.

6.	If retirement notification is provided 180 days or less in advance, the final two payments will be multiplied by a factor of 1.00.

7.	For notifications between those two time frames, the multiplying factor will be prorated.

8.	Deductions for federal and state income taxes, and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

9.	Amounts received under the LTIP may not be deferred into the Board and Executive Non-qualified Excess Plan due to IRS limitations.

10.	The Executive Compensation Committee may, at its discretion, adjust the bonus calculation due to unusual or extenuating circumstances.

11.	Final calculations for LTIP amounts will be made after “final” A.M. Best industry estimates are released in late March or early April, subject to Committee discretion.

12.
Due to the long term nature of the LTIP, beneficiary forms will be necessary from each eligible executive. Failure to submit a beneficiary form will result in a default payment according to the following:

A.	Spouse. The eligible executive’s surviving spouse, and if no surviving spouse, to

B.
Descendants. The eligible executive’s children (including adopted children), in equal shares by right of representation (one share for each surviving child and one share for each child who predeceases the eligible executive with living descendents) and if none to

C.	Parents. The eligible executive’s surviving parents, in equal shares, and if none to

D.	Estate. The eligible executive’s estate.

13.
If there is a disagreement or misunderstanding regarding the basis for the bonus or in the calculation of the amounts, the decision of the Senior Executive Compensation and Incentive Stock Option Committee will be final. The Committee may, at its discretion, choose to pay the bonus amount earlier than the “final” A.M. Best estimates of industry results if those final numbers will have little or no impact on the final bonus percentage.

Effective Date
The effective date of the Long Term Incentive Plan will be January 1, 2009, with the first calculation based on the results of the Senior Executive Compensation Bonus Plans for 2007, 2008, and 2009. Only those executives who have been eligible for the short term bonus plan during those full three years at the end of 2009 will be eligible for the first payment in 2010.

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